                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

Syracuse China Company - Incorporated in Delaware

World Tableware Inc. - Incorporated in Delaware

LGA4 Corp. - Incorporated in Delaware

LGA3 Corp. - Incorporated in Delaware

The Drummond Glass Company - Incorporated in Delaware

Libbey Canada Inc. - Incorporated in Ontario, Canada

Libbey Glass Inc. - Incorporated in Delaware

LGC Corp. - Incorporated in Delaware

Traex Company - Incorporated in Delaware

Libbey.com LLC - Formed in Delaware

LGFS Inc. - Incorporated in Delaware

LGAC LLC - Formed in Delaware

Libbey Europe B.V. - Incorporated in the Netherlands

B.V. Koninklijke Nederlandsche Glasfabriek Leerdam - Incorporated in the Netherlands

B.V. Leerdam Crystal - Incorporated in the Netherlands

Libbey Asia Limited - Formed in Hong Kong

Libbey Glassware (China) Co., Ltd. - Formed in China

Crisal - Cristalaria Automatica, S.A. - Formed in Portugal (95% Ownership)